Sets Timing of Earnings Release & Conference Call

     MINNEAPOLIS, July 7 /PRNewswire-FirstCall/ —
Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that it reported revenues of approximately $25.9 million for the 2nd quarter of 2003, a 7.2% increase over the 2nd quarter of 2002. Comparable sales for the 2nd quarter decreased 1.7% at company-operated restaurants and decreased 9.1% for franchise-operated restaurants. Through the first two quarters, comparable sales decreased 2.2% at company-operated restaurants and decreased 8.6% at franchise-operated restaurants. There are 31 company-operated restaurants and 20 franchise-operated restaurants in the comparable sales base.

The Company indicated that comparable sales were weakest during April, due primarily to the shift of the Easter holiday, and improved through the rest of the quarter. Negative comparable sales at franchise-operated restaurants were driven primarily by results at four of the 20 restaurants in the base including planned cannibalization in one market.

Restaurant Development — Six new Famous Dave’s restaurants opened during the quarter including two company-operated and four franchise-operated. The company-operated restaurants opened in Richmond, Virginia and Rogers, Arkansas. The franchise-operated restaurants opened in Westland, Michigan; Brick, New Jersey; Kansas City, Kansas and Hillsborough, New Jersey. There are currently 83 Famous Dave’s restaurants including 43 company-operated and 40 franchise-operated. The Company also has signed Area Development Agreements for an additional 149 franchise restaurants. Three new Area Development Agreements were signed during the quarter, covering the Seattle market, Colorado and North Carolina.

Change in Board of Directors — The Company announced that Thomas Brosig has resigned his position on the Board of Directors for personal reasons. The Company has retained a search consultant to recruit a new board member and expects to make an announcement regarding a replacement in the near future.

Earnings Release — Famous Dave’s will release financial results for the 2nd quarter at 3:15 p.m. Central Time on Tuesday, July 22, 2003 with a conference call to follow at 4:00 p.m. Central Time.

The company invites all those interested in hearing management’s discussion of the quarter to join the call by dialing (800) 362-0871; Conference ID “Famous”. A replay will be available for one week following the call by dialing (888) 276-5315. Participants may also access a live web cast of the conference call through the investor relations section of Famous Dave’s web site at www.famousdaves.com .

Additional detail on 2nd quarter and year-to-date revenues is as follows:
2nd Quarter	2003	2002	Pct Change
Restaurant Revenues	$24,520,000	$22,870,000	7.2%
Franchise Royalties	1,086,000	758,000	43.3
Franchise Fees	260,000	495,000	(47.5)
Licensing Royalties	72,000	84,000	(14.3)
Total Revenues	$25,938,000	$24,207,000	7.2
Average Weekly Revenue
— Company-operated	$45,625	$50,328	(9.3)
— Franchise-operated	$48,848	$51,464	(5.1)

Year-To-Date	2003	2002	Pct Change
Restaurant Revenues	$46,413,000	$43,358,000	7.0%
Franchise Royalties	1,918,000	1,326,000	44.6
Franchise Fees	499,000	600,000	(16.8)
Licensing Royalties	114,000	129,000	(11.6)
Total Revenues	$48,945,000	$45,413,000	7.8
Average Weekly Revenue
— Company-operated	$43,604	$47,729	(8.6)
— Franchise-operated	$45,842	$48,387	(5.3)

Famous Dave’s of America, Inc. (Nasdaq: DAVE) owns, operates and franchises barbeque restaurants. The company currently owns 43 locations and franchises an additional 40 units in 23 states. The Company also has signed Area Development Agreements for an additional 149 franchise restaurants. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release, including statements regarding revenue and profit forecasts, new restaurant sites, restaurant openings and expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing, outcome of pending litigation and other risks detailed from time to time in the company’s SEC reports.